Exhibit 10.84

CONSOL Energy Inc.

300 Delaware Avenue

Suite 567

Wilmington, Delaware 19801-1622

                            , 200

[Name of Non-Employee Director]

[Address]

Dear [Name]:

We are pleased to grant you, as an Eligible Director (as defined in CONSOL Energy Inc.’s Equity Incentive Plan (the “Plan”)), an initial Nonqualified Stock Option award of [            ] shares effective [            ], 200    , at the price of [$            ] per share, under the Plan (the “Option Award”).

The Option Award is subject to the terms and conditions set forth in the Plan, a copy of which may be obtained upon request. Upon a Change in Control (as defined in the Plan), the unvested portion of the Option Award shall vest and, unless otherwise provided by separate agreement between the Company and you, remain exercisable for the lesser of a one year period or until the expiration date of the Option Award.

It is CONSOL Energy Inc.’s philosophy that an enhanced sense of ownership by Directors of CONSOL Energy Inc. is an important element in our long-term success. We would like you to have an opportunity to share in the continued success of CONSOL Energy Inc. through this Option Award.

J. Brett Harvey
President & Chief Executive Officer